Exhibit 10.2

ENCORE CAPITAL GROUP, INC.
RESTRICTED STOCK GRANT NOTICE
(2013 INCENTIVE COMPENSATION PLAN)
(EXECUTIVE – SUBJECT TO THE UMBRELLA PLAN)
Encore Capital Group, Inc. (the “Company”), pursuant to its 2013 Incentive Compensation Plan (as amended, the “2013 Plan”) hereby awards to Participant a Restricted Stock Award for the number of shares of the Company’s Common Stock set forth below (the “Award”). The Award is subject to all of the terms and conditions as set forth herein and in the Restricted Stock Agreement and the 2013 Plan, which are attached hereto as Attachments I and II, respectively, and incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the meanings set forth in the 2013 Plan or the Restricted Stock Agreement. In the event of any conflict between the terms in the Award and the 2013 Plan, the terms of the 2013 Plan shall control.

Participant:	[FIRST NAME] [LAST NAME]
Date of Grant:
Vesting Commencement Date:	See Vesting Schedule below
Number of Shares Subject to Award:	[TOTAL SHARES GRANTED]
Consideration:	Participant’s Services
Vesting Schedule:	______ shares will vest on ______;
______ shares will vest on ______; and
______ shares will vest on ______.
In addition, the vesting of the shares may accelerate in the sole discretion of the Committee and upon certain events described in the Restricted Stock Agreement. Notwithstanding the foregoing, but except as otherwise provided in the Restricted Stock Agreement, (i) vesting will cease and the Award will be forfeited in its entirety if the Company does not achieve Adjusted Net Income of at least $______ million in calendar year ______, and (ii) vesting shall terminate upon the Participant’s termination of Continuous Service.
Additional Terms/Acknowledgements: Participant acknowledges receipt of, and understands and agrees to, this Restricted Stock Grant Notice, the Restricted Stock Agreement and the 2013 Plan. Participant further acknowledges that as of the Date of Grant, this Restricted Stock Grant Notice, the Restricted Stock Agreement and the 2013 Plan set forth the entire understanding between Participant and the Company regarding the Award and supersede all prior oral and written agreements on that subject.
Participant further agrees that the Company may deliver by e-mail all documents relating to the 2013 Plan or this Award (including without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements). Participant also agrees that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify Participant by e-mail.

ENCORE CAPITAL GROUP, INC.:	PARTICIPANT:
______________________________________	___________________________________________
Kenneth A. Vecchione	[FIRST NAME] [LAST NAME]
Title: President and Chief Executive Officer	Date: ________________________________________
Date:

ATTACHMENT:	Restricted Stock Agreement
2013 Incentive Compensation Plan

ATTACHMENT I
ENCORE CAPITAL GROUP, INC.
2013 INCENTIVE COMPENSATION PLAN
RESTRICTED STOCK AGREEMENT
(EXECUTIVE – SUBJECT TO THE UMBRELLA PLAN)
Pursuant to the Restricted Stock Grant Notice (“Grant Notice”) and this Restricted Stock Agreement and in consideration of your services, Encore Capital Group, Inc. (the “Company”) has awarded you a restricted stock award (the “Award”) under its 2013 Incentive Compensation Plan (as amended, the “2013 Plan”), for the number of shares of the Company’s Common Stock as indicated in the Grant Notice. Your Award is granted to you effective as of the Date of Grant set forth in the Grant Notice for this Award. Defined terms not explicitly defined in this Restricted Stock Agreement shall have the same meanings given to them in the 2013 Plan. In the event of any conflict between the terms in this Restricted Stock Agreement and the 2013 Plan, the terms of the 2013 Plan shall control.
In consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto do hereby agree that the details of your Award are as follows:
1.    VESTING.
(a)    In General. Subject to the limitations contained herein, your Award will vest in accordance with the vesting schedule provided in the Grant Notice, provided that (i) vesting will cease and the Award will be forfeited in its entirety if the Company does not achieve Adjusted Net Income (as defined below) of at least $______ million in calendar year 2016, and (ii) except as set forth in Section 1(b), vesting will cease upon the termination of your Continuous Service. For purposes of this Award, (A) “Adjusted Net Income” means [adjusted income from continuing operations attributable to Encore, which excludes non-cash interest and issuance cost amortization relating to our convertible notes, one-time charges, acquisition, integration and restructuring related expenses, and non-cash goodwill impairment charges, all net of tax,] and (B) “Continuous Service” means that your service with the Company or an Affiliate (as defined below), whether as an employee, director or consultant, is not interrupted or terminated. A change in the capacity in which you render service to the Company or an Affiliate as an employee, consultant or director or a change in the entity for which you render such service shall not terminate your Continuous Service, provided that there is no interruption or termination of your service with the Company or an Affiliate. For example, a change in status from an employee of the Company to a consultant to an Affiliate or to a director shall not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or its compensation committee or any officer designated by the Board or its compensation committee, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to you, or as otherwise required by law. For purposes of this Restricted Stock Agreement, “Affiliate” means: (1) any Subsidiary; and (2) any other entity in which the Company has an equity interest or significant business relationship and which has been designated as an “Affiliate” by the Committee for purposes of the 2013 Plan.
(b)    Vesting Acceleration. Notwithstanding the foregoing, in the event (i) of the termination of your Continuous Service to the Company as a result of your death or disability, or (ii) your employment is terminated without Cause (as defined below) or you resign your employment for Good Reason (as defined below) in connection with a Change of Control (as defined below) or within 12 months after a Change of Control, the Award shall be deemed to be fully (100%) vested and eligible for settlement as of immediately prior to your death or disability or as of your termination of employment without Cause or for Good Reason as a result of or following a Change of Control. The consummation of a Change of Control transaction in itself shall not be deemed a termination of employment entitling you to vesting acceleration hereunder even if such event results your being employed by a different entity.
For purposes of this Restricted Stock Agreement, “Cause” is defined as (i) your failure to adhere to any written policy of the Company that is legal and generally applicable to employees of the Company; (ii) your failure to substantially perform your duties, which failure amounts to a repeated and consistent neglect of your duties; (iii) the appropriation (or attempted appropriation) of a material business opportunity of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company; (iv) the misappropriation (or attempted misappropriation) of any of the Company’s funds or property; (v) the conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, a crime of moral turpitude or any other crime with respect to which imprisonment is a possible punishment; (vi) conduct materially injurious to the Company’s reputation or business; or (vii) willful misconduct.
For purposes of this Restricted Stock Agreement, “Change of Control” means: (i) any sale, lease, exchange, or other transfer (in one transaction or series of related transactions) of all or substantially all the Company’s assets to any person (as defined in Section 3(a)(9) of the Exchange Act) or group of related persons (as such term is defined under Section 13(d) of the Exchange Act, “Group”); (ii) the Company’s stockholders approve and complete any plan or proposal for the liquidation or dissolution of the Company; (iii) any person or Group (other than Red Mountain Capital Partners LLC, JCF FPK I LP or any affiliate thereof) becomes the beneficial owner, directly or indirectly, of shares representing more than 50.1% of the aggregate voting power of the issued and outstanding stock entitled to vote in the election of directors of the Company (“Voting Stock”) and such person or Group has the power and authority to vote such shares; or (iv) the completion of a merger, reorganization, consolidation or other corporate transaction involving the Company in which holders of the Company’s Voting Stock immediately before the completion of the transaction hold, directly or indirectly, immediately after the transaction, 50% or less of the common equity interest in the surviving corporation or other entity resulting from the transaction.

For purposes of this Restricted Stock Agreement, “Good Reason” is defined as any of the following reasons: (i) a material reduction in your base compensation; (ii) a material reduction in your authority, duties or responsibilities; (iii) a material reduction in the authority, duties or responsibilities of the person to whom you report; (iv) a material reduction in the budget over which you retain authority; or (v) a material change in the location at which you provide services for the Company (which is defined as any relocation by the Company of your employment to a location that is more than 35 miles from your present office location and is more than 35 miles from your primary residence at the time of such relocation, without your consent). To be eligible to receive the benefits set forth in this Section, (x) you must provide written notice of the “Good Reason” condition to the Company within 90 days after the initial existence of such condition, (y) the Company must not have cured such condition within 30 days of receipt of your written notice or it must have stated unequivocally in writing that it does not intend to attempt to cure such condition; and (z) you resign from employment within 12 months following the end of the period within which the Company was entitled to remedy the condition constituting Good Reason but failed to do so.
2.    NUMBER OF SHARES. The number of shares subject to your Award may be adjusted from time to time for capitalization adjustments, as provided in the 2013 Plan.
3.    SECURITIES LAW COMPLIANCE. You may not be issued any shares under your Award unless the shares are either: (i) then registered under the Securities Act of 1933, as amended; or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act of 1933, as amended. Your Award also must comply with other applicable laws and regulations governing the Award, and you will not receive such shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.
4.    LIMITATIONS ON TRANSFER. Your Award is not transferable, except by will or by the laws of descent and distribution. In addition to any other limitation on transfer created by applicable securities laws, you agree not to assign, hypothecate, donate, encumber or otherwise dispose of any interest in any of the shares of Common Stock subject to the Award until the shares are vested in accordance with this Restricted Stock Agreement. After the shares have vested and applicable tax withholding conditions have been satisfied, the shares will be issued to you and you will be free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein and applicable securities laws.
5.    RIGHTS AS A STOCKHOLDER; DIVIDEND EQUIVALENT RIGHTS. Except as set forth in the remainder of this Section 5, you shall have no voting or other rights as a stockholder with respect to the shares of Common Stock underlying the Award until such shares of Common Stock have been issued to you. Notwithstanding the preceding sentence, however, you shall be entitled to receive payments equal to any cash dividends and other distributions paid with respect to the shares covered by your Award, provided that such distributions shall be converted into additional shares covered by the Award. If such distributions are paid in cash, you shall be credited with additional shares covered by the Award in an amount equal to (i) the amount of the dividends or other distributions paid on that number of shares equal to the aggregate number of shares covered by the Award as of that date divided by (ii) the Fair Market Value of a share as of such date. The additional shares credited as dividend equivalents shall be subject to the same vesting and forfeiture restrictions as the shares covered by the Award with respect to which they relate.
6.    RESTRICTIVE LEGENDS. The shares issued under your Award shall be endorsed with appropriate legends determined by the Company.
7.    AWARD NOT A SERVICE CONTRACT.
(a)    Your Continuous Service with the Company or an Affiliate is not for any specified term and may be terminated by you or by the Company or an Affiliate at any time, for any reason, with or without cause and with or without notice. Nothing in this Restricted Stock Agreement (including, but not limited to, the vesting of your Award pursuant to the schedule set forth in the Grant Notice), the 2013 Plan or any covenant of good faith and fair dealing that may be found implicit in this Restricted Stock Agreement or the 2013 Plan shall: (i) confer upon you any right to continue in the employ of, or affiliation with, the Company or an Affiliate; (ii) constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or affiliation; (iii) confer any right or benefit under this Restricted Stock Agreement or the 2013 Plan unless such right or benefit has specifically accrued under the terms of this Restricted Stock Agreement or 2013 Plan; or (iv) deprive the Company of the right to terminate you at will and without regard to any future vesting opportunity that you may have.
(b)    By accepting this Award, you acknowledge and agree that the right to continue vesting in the Award pursuant to the schedule set forth in the Grant Notice is earned only by continuing as an employee, director or consultant at the will of the Company (not through the act of being hired, being granted this Award or any other award or benefit) and that the Company has the right to reorganize, sell, spin-out or otherwise restructure one or more of its businesses or Affiliates at any time or from time to time, as it deems appropriate (a “reorganization”). You further acknowledge and agree that such a reorganization could result in the termination of your Continuous Service, or the termination of Affiliate status of your employer and the loss of benefits available to you under this Restricted Stock Agreement, including but not limited to, the termination of the right to continue vesting in the Award. You further acknowledge and agree that this Restricted Stock Agreement, the 2013 Plan, the transactions contemplated hereunder and the vesting schedule set forth herein or any covenant of good faith and fair dealing that may be found implicit in any of them do not constitute an express or implied promise of continued engagement as an employee or consultant for the term of this Restricted Stock Agreement, for any period, or at all, and shall not interfere in any way with your right or the Company’s right to terminate your Continuous Service at any time, with or without cause and with or without notice.
8.    WITHHOLDING OBLIGATIONS.
(a)    On or before vesting of the shares pursuant to your Award, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and/or any other amounts payable to you, provided that any such withholding will not be in excess of the minimum statutory withholding requirement or other applicable accounting pronouncements or requirements, and otherwise agree to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with your Award. If permissible under applicable law, the Company may, in its sole discretion: (i) sell or arrange for the sale, on your behalf, of shares acquired by you to meet the withholding obligation and/or (ii) withhold in shares, provided that only the amount of shares necessary to satisfy the minimum withholding amount or other applicable accounting pronouncements or requirements are withheld. The Company also reserves the right to require that you assume liability for any tax- and/or social insurance-related charges that may otherwise be due by the Company or an Affiliate with respect to the Award, if the Company determines in its sole discretion that such charges may legally be transferred to you. To the extent that liability for any such charges is transferred to you, such charges will be subject to the applicable withholding methods set forth in this Section.
(b)    Unless the tax withholding obligations of the Company and/or any Affiliate are satisfied, the Company shall have no obligation to remove the restrictive legends from the shares of Common Stock subject to your Award.
9.    NOTICES. Any notices provided for in your Award or the 2013 Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.
10.    MISCELLANEOUS.
(a)    The rights and obligations of the Company under your Award shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns.
(b)    For purposes of your personal tax planning, you may make an election under Section 83(b) of the Code within 30 days of the date of grant; however, this election by you will be in your sole discretion. We strongly advise you to consult with your personal legal, tax and financial advisors before you make such an election.

(c)    You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.
(d)    You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award, and fully understand all provisions of your Award.
11.    GOVERNING PLAN DOCUMENTS. Your Award is subject to all the provisions of the 2013 Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the 2013 Plan. In the event of any conflict between the provisions of your Award and those of the 2013 Plan, the provisions of the 2013 Plan shall control. Any question concerning the interpretation of this Restricted Stock Agreement, any adjustments to be made thereunder, and any controversy that may arise under this Restricted Stock Agreement will be determined by the Committee in accordance with its authority under Section 5.6 of the 2013 Plan. Such decision by the Committee will be final and binding.
12.    SEVERABILITY. If all or any part of this Restricted Stock Agreement or the 2013 Plan, is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Restricted Stock Agreement or the 2013 Plan not declared to be unlawful or invalid. Any Section of this Restricted Stock Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
13.    EFFECT ON OTHER EMPLOYEE BENEFIT PLANS. The value of the Award subject to this Restricted Stock Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating the Employee’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.
14.    AMENDMENT. This Restricted Stock Agreement may not be modified, amended or terminated except by an instrument in writing, signed by you and by a duly authorized representative of the Company. Notwithstanding the foregoing, this Restricted Stock Agreement may be amended solely by the Board by a writing which specifically states that it is amending this Restricted Stock Agreement, so long as a copy of such amendment is delivered to you, and provided that no such amendment adversely affecting your rights hereunder may be made without your written consent. Without limiting the foregoing, the Board reserves the right to change, by written notice to you, the provisions of this Restricted Stock Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.